UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act 1934

Date of Report (Date of earliest event reported): November 29, 2011

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On November 29, 2011, the Maine Public Utilities Commission (“MPUC”) issued its Order in Docket No. 2011-92, the base rate proceeding for the Maine division of Northern Utilities, Inc., Unitil Corporation’s natural gas distribution utility subsidiary. The Order approved a comprehensive settlement Stipulation among the Company, the Office of the Public Advocate and other parties in the proceeding. The approved Stipulation provides for a total increase in annual revenue of $7.78 million, effective January 1, 2012, followed by an additional revenue increase of $850,000 effective May 1, 2012 to recover the cost of cast iron pipe replacement expenditures made in 2011. The revenue increase of $7.78 million incorporates the previously approved temporary rate increase of $3.5 million, which became effective on November 1, 2011. As a result, base rates will increase by an additional $4.28 million on January 1, 2012.

The base rate case filing was the first by the Company in 28 years, as well as the first base rate filing for Northern Utilities, Inc. since it was acquired by Unitil Corporation in December 2008. The MPUC found that the Stipulation was reasonable and in the public interest, was agreed to by a sufficiently broad spectrum of interests, and that the process which led to the Stipulation was fair to all parties. The Order approved the Stipulation’s use of a year-end test year rate base, an overall cost of capital of 7.41%, and found that although the Stipulation did not state an agreed upon cost of equity, the implied cost of equity was 9.9%, and was supported by record evidence and within the range of reasonableness. The MPUC also found that the rate design provisions contained in the Stipulation were reasonable and consistent with the public interest. With respect to the Company’s cast iron pipe replacement program (“CIRP”) approved by the MPUC in July 2010, the Order provides for an additional annual revenue step increase of $850,000 effective May 1, 2012 to recover the costs of cast iron pipe replacement expenditures made in 2011. In addition, the Order requires that the Company submit by December 31, 2011 a report of its annual CIRP progress to date and address how the MPUC might ensure or enforce that the project adheres to the schedule and cost estimates previously established.

The Company also filed a base rate case for its New Hampshire gas division with the New Hampshire Public Utilities Commission (“NHPUC”) in May 2011, its first in New Hampshire in 10 years. The New Hampshire filing requests an increase of $5.2 million in annual gas distribution base revenue, which represents an increase of approximately 8.1 percent and also includes an initial step increase to reflect 2011 capital spending and a proposed capital cost recovery tracking mechanism to recover the future costs associated with cast iron and bare steel pipe replacement programs. The NHPUC approved temporary rates, effective as of August 1, 2011, which provide for a temporary increase of approximately $1.7 million in annual revenue. Once permanent rates are approved by the NHPUC, they will be reconciled to the date temporary rates were established, August 1, 2011. A final rate order for the New Hampshire filing is expected by the end of the first quarter of 2012.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

99.1	MPUC Order dated November 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

Date:	November 30, 2011

EXHIBIT INDEX

Number	Exhibit

99.1	MPUC Order dated November 29, 2011